UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report: January 25, 2013
(Date of earliest event reported)

Sterling Financial Corporation
(Exact name of Registrant as Specified in its Charter)

Washington	001-34696	91-1572822
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
(509) 458-3711
(Registrant’s Telephone Number, including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

111 North Wall Street, Spokane, Washington 99201
(Address of Principal Executive Offices and Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.
On January 25, 2013, Sterling Financial Corporation ("Sterling") entered into an agreement (the "Agreement") with Leslie (Les) S. Biller, pursuant to which Mr. Biller has agreed to continue to serve as non-executive Chairman and a member of the Sterling Board of Directors (the "Board"). The Agreement sets Mr. Biller’s compensation for the period beginning January 1, 2013 and ending on December 31, 2014 and reflects a reduction in the level of compensation provided under Mr. Biller’s prior compensation agreement. Pursuant to the Agreement, Sterling is expected to pay Mr. Biller an annual director’s fee of $150,000, paid in accordance with Sterling's standard practice for director fees. In addition, during Mr. Biller’s service as Chairman of the Compensation and Governance Committee, he will receive an annual retainer of $10,000. Pursuant to the Agreement, for his service as non-executive Chairman of the Board Mr. Biller will also receive annual compensation of $1,000,000, with 50% payable in cash and 50% payable in stock options. The cash portion will be payable in quarterly installments beginning March 31, 2013. The stock options will be granted on the date that is two business days following Sterling’s release of earnings for the fourth quarter of 2012 at an exercise price equal to the then-fair market value of Sterling’s common stock. The stock options will vest in 25% intervals beginning on June 30, 2013 and on each six-month interval thereafter, until such options are fully vested. The stock options will be non-qualified stock options and will be issued under and governed by the terms of Sterling’s 2010 Long Term Incentive Plan, which was filed as Exhibit 99.1 to Sterling’s Registration Statement on Form S-8 dated December 9, 2010.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the complete copy of the document attached hereto as Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits.
(d)            Exhibits.
Exhibit No.        Description

10.1	Letter agreement by and between Sterling Financial Corporation and Leslie S. Biller.

S I G N A T U R E

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STERLING FINANCIAL CORPORATION
(Registrant)

January 28, 2013	By: /s/ Patrick J. Rusnak

Date	Patrick J. Rusnak
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.        Description

10.1	Letter agreement by and between Sterling Financial Corporation and Leslie S. Biller.